Exhibit 10.51

EXCHANGE AGREEMENT

by and among

KENNEDY-WILSON, INC.,

WILLIAM J. MCMORROW,

and

THE SEVERAL PURCHASERS NAMED IN SCHEDULE I

(i)

Table of Contents (cont.)

(ii)

Table of Contents (cont.)

SCHEDULES AND EXHIBITS

SCHEDULE I	Purchasers
SCHEDULE II	Disclosure Schedule
SCHEDULE III	Subsidiaries and Affiliates
EXHIBIT A	Form of 2002 Debenture

(iii)

EXCHANGE AGREEMENT

               This EXCHANGE AGREEMENT is entered into (as amended, modified and supplemented from time to time, this “Agreement”) by and among KENNEDY-WILSON, INC., a Delaware corporation (the “Company”), WILLIAM J. MCMORROW, an individual residing in Los Angeles, California (the “Managing Stockholder”), and the SEVERAL PURCHASERS named in the attached Schedule I (individually a “Purchaser” and collectively the “Purchasers”).

W I T N E S S E T H :

               WHEREAS, the Company previously issued and sold to the Purchasers the Company’s 6% Subordinated Convertible Notes, due 2006 (the “1999 Debentures”) in the original aggregate principal amount of $7,500,000 pursuant to a Convertible Debenture Purchase Agreement dated as of April 15, 1999 (the “1999 Agreement”) among the Company, the Managing Stockholder, Lewis A. Halpert (“Halpert” and collectively with the Managing Stockholder, the “Stockholders”) and the Purchasers;

               WHEREAS, pursuant to a binding letter agreement dated as of June 28, 2002 between the Purchasers and the Company (the “Letter Agreement”), the Company has exchanged the 1999 Debentures for (a) the Company’s 6% Subordinated Notes due 2006 (the “2002 Debentures”) in the original aggregate principal amount of $2,772,810 and (b) 749,000 shares (such shares, the “Common Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), with an aggregate value of $3,977,190 as of June 27, 2002, in each case on the terms and subject to the conditions set forth in this Agreement;

               WHEREAS, no commission or other remuneration was or will be paid in respect of the exchange of securities contemplated by the Letter Agreement and hereby other than the exchange of the 1999 Debentures for the 2002 Debentures and the Common Shares; and

               WHEREAS, the parties hereto wish to enter into this Agreement to amend, restate and supercede the Letter Agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I
EXCHANGE

               SECTION 1.01  Exchange and Delivery.  On the basis of the representations, warranties, covenants and agreements contained herein and subject to the terms and conditions of this Agreement, on or before the date hereof, each Purchaser shall deliver to the Company its 1999 Debentures in the principal amount set forth opposite the name of such Purchaser under the heading “1999 Debentures” on Schedule I in exchange for (a) 2002 Debentures in the principal amount set forth opposite the name of such Purchaser under the heading “2002 Debentures” on Schedule I and (b) that number of Common Shares set forth opposite the name of such Purchaser under the heading “Common Shares” on Schedule I.  The 2002 Debentures shall be substantially in the form set forth as Exhibit A attached hereto.  Except as set forth in this Agreement, the

2002 Debentures shall (i) be payable on April 15, 2006 and (ii) bear interest (based on a 360-day year consisting of twelve 30-day months) on the unpaid principal amount thereof until due and payable at the rate of six percent (6%) per annum, which interest shall be payable monthly in arrears on the last business day of each month, commencing as of July, 2002, and at maturity or prior prepayment of the 2002 Debentures in full.

               SECTION 1.02  Closing.  The closing shall take place at the offices of White & Case LLP, 633 West Fifth Street, Los Angeles, California 90071, at 10:00 a.m., Los Angeles time, on or before September 30, 2002, or at such other location or such later date and time as may be agreed upon among the Purchasers and the Company (such closing being called the “Closing” and such date and time being called the “Closing Date”).  On or before the Closing Date, the Company shall issue and deliver to each Purchaser (a) a 2002 Debenture, payable to the order of such Purchaser, in the principal amount set forth opposite the name of such Purchaser under the heading “2002 Debentures” on Schedule I and (b) a certificate representing the number of Common Shares set forth opposite the name of such Purchaser under the heading “Common Shares” on Schedule I.  In exchange for the 2002 Debentures and the Common Shares being issued and delivered under this Agreement, and against delivery of the 2002 Debentures and the Common Shares as aforesaid, on or before the Closing Date each Purchaser shall deliver the 1999 Debentures to the Company, and the 1999 Debentures shall be cancelled.

               SECTION 1.03  Repayment.  The Company hereby unconditionally promises to pay to each Holder of a 2002 Debenture the then unpaid principal amount of the 2002 Debenture, and all accrued and unpaid interest thereon on April 15, 2006.

               SECTION 1.04  Registration of Transfer and Exchange; Payments and Endorsements.

               (a)     The Company shall keep at its corporate headquarters located at the address listed in Section 8.05 of this Agreement, or such other office as the Company shall designate from time to time with prompt written notice, a register (the “Security Register”) maintained by a registrar (the “Security Registrar”) in which, subject to reasonable regulations as the Security Registrar may prescribe, the Company shall provide for the registration of the 2002 Debentures initially in the name of the Purchasers and upon the transfer of the 2002 Debentures by each Purchaser in accordance with the terms and conditions of this Agreement (the Purchasers and the assignees, transferees and distributees permitted hereunder being referred to hereafter individually as a “Holder” and collectively as “Holders”), in the name of the transferee.  The Secretary of the Company shall initially be the “Security Registrar” for the purpose of registering the 2002 Debentures and transfers of 2002 Debentures.

               (b)     Payments of principal and interest on the 2002 Debentures shall be made without setoff or counterclaim directly by check duly mailed or delivered to the Purchasers at their addresses referred to in Section 8.05 hereof, without any presentment or notation of payment, or by wire transfer of immediately available funds to an account at a bank in the United States designated by the applicable Purchaser in writing, except that prior to any transfer of any 2002 Debentures, the Holder thereof shall endorse on such 2002 Debentures a record of the date to which interest has been paid and all payments made on account of principal of such 2002 Debentures.  All payments and prepayments of principal of and interest on the 2002 Debentures shall be applied (to the extent thereof) to all of the 2002 Debentures pro rata based on the principal amount outstanding and held by each Holder thereof.

               SECTION 1.05  Default Rates of Interest.

               (a)     If an Event of Default described in Section 9.01(c) (a “Ratio Default”) has occurred and is continuing for at least thirty (30) days, from and after the 30th day after the date such Ratio Default occurred the entire outstanding unpaid principal balance of the 2002 Debentures and any unpaid interest from time to time due thereon shall bear interest, payable on demand, at the rate of 15% per annum, or such lower rate as then may be the maximum rate permitted by applicable law; provided, however, that upon the cessation or cure of such Ratio Default, if no Payment Default (as defined below) is then continuing, the 2002 Debentures shall again bear interest at the rate of 6% per annum as set forth in Section 1.01 and if a Payment Default is then continuing, the 2002 Debentures shall bear interest at the rate required by clause (b) of this Section 1.05.

               (b)     If an Event of Default described in Section 9.01(a) or (b) (a “Payment Default”) has occurred and is continuing for at least thirty (30) days, from and after the 30th day after the date such Payment Default occurred the entire outstanding unpaid principal balance of the 2002 Debentures and any unpaid interest from time to time due thereon shall bear interest, payable on demand, at the rate of 8% per annum, or such lower rate as then may be the maximum rate permitted by applicable law; provided, however, that upon the cessation or cure of such Payment Default, if no Ratio Default is then continuing, the 2002 Debentures shall again bear interest at the rate of 6% per annum as set forth in Section 1.01 and if a Ratio Default is then continuing, the 2002 Debentures shall bear interest at the rate required by clause (a) of this Section 1.05.

               SECTION 1.06  Maximum Legal Rate of Interest.  Nothing in this Agreement or in the 2002 Debentures shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.

               SECTION 1.07  Payment on Non-Business Days.  Whenever any payment to be made shall be due on a day which is not a business day, such payment may be made on the next succeeding business day, and such extension of time shall in such case not be included in the computation of payment of interest due.

               SECTION 1.08  Optional Prepayment.  Upon thirty (30) days prior written notice, the Company may prepay all, but not less than all, of the unpaid principal amount and any outstanding interest on the 2002 Debentures.

               SECTION 1.09  Transfer and Exchange of 2002 Debentures.  The Holder of any 2002 Debenture may, prior to maturity or prepayment thereof, surrender such 2002 Debenture at the principal office of the Company for transfer or exchange if (a) 2002 Debentures with at least $500,000 in principal amount are transferred or (b) such transfer or exchange is in connection with the dissolution or winding up of a Holder.  Any Holder desiring to transfer or exchange any 2002 Debenture shall first notify the Company in writing at least five (5) business days in advance of such transfer or exchange.  Within a reasonable time after such notice to the Company from a Holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such Holder, the Company shall issue in exchange therefor another 2002 Debenture, in such denominations as requested by the Holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the 2002 Debenture so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the 2002 Debenture so surrendered.  Each new 2002 Debenture shall be made payable to such person or persons, or assigns, as the Holder of such surrendered 2002 Debenture may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.  Unless the 2002 Debentures have been registered under the Securities Act, if the Company so requests, the transferee shall provide, and the Company shall not be required to effect a transfer until it receives, an opinion of counsel that is reasonably satisfactory to the Company to the effect that such transfer is not required to be registered under the Securities Act, provided that such opinion shall not be required in respect of a transfer to any partner of a Purchaser.

               SECTION 1.10  Replacement of 2002 Debentures.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any 2002 Debenture and, if requested by the Company in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such 2002 Debenture, the Company will issue a new 2002 Debenture, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated 2002 Debenture; provided, however, if any 2002 Debenture of which a Purchaser is the Holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the Purchaser setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the issuance and delivery by the Company of a new 2002 Debenture in replacement of such lost, stolen or destroyed 2002 Debenture other than the Purchaser’s written agreement to indemnify the Company.

               SECTION 1.11  Priority.

               (a)     Subordination.  The Company, the Purchasers and each Holder by its acceptance of any 2002 Debenture agree, for the benefit of holders of Senior Debt, that the principal of or interest on or any other amounts due with respect to the 2002 Debentures shall be subordinated to the prior payment in full of all Senior Debt as provided herein.  Upon the maturity of any Senior Debt (by lapse of time, acceleration or otherwise) all such Senior Debt which has so matured and is then due and payable shall first be paid in full, or such payment shall be duly provided for in a manner satisfactory to all holders of such Senior Debt, before any payment is made on account of the principal of or interest on or any other amounts due with respect to the 2002 Debentures.  Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization for the benefit of creditors of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

               (i)     the holders of all Senior Debt shall first be entitled to receive payments in full of all Senior Debt (including, without limitation, interest accruing after the commencement of any such proceeding at the rate specified in the documentation governing the terms of such Senior Debt) in cash or in a manner satisfactory to all such holders of Senior Debt before any Purchaser or any other Holder is entitled to receive any payment from the Company on account of the principal of or interest on or any other amounts due with respect to the 2002 Debentures; and

               (ii)     in the event that notwithstanding the foregoing provisions of this Section 1.11, any payment or distribution or assets of the Company of any kind or character, whether in cash, property or securities, shall be received by a Purchaser or any other Holder on account of the principal of or interest on or any other amounts due with respect to the 2002 Debentures before all Senior Debt is paid in full, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid forthwith over and delivered to the holders of such Senior Debt remaining unpaid or provided for or their representative under the credit or other agreement under which such Senior Debt may have been issued (pro rata on the basis of such unpaid Senior Debt held by such holders), for application to the payment of such Senior Debt until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Debt.

               (b)     Subrogation.  Subject to the payment in full of all Senior Debt and until the 2002 Debentures shall be paid in full, the Holders shall be subrogated to the rights of the holders of Senior Debt (to the extent of payments or distributions previously made to such holders of Senior Debt pursuant to the provisions of this Section 1.11) to receive payments or distributions of assets of the Company applicable to the Senior Debt.  No such payments or distributions applicable to the Senior Debt shall, as between the Company and its creditors, other than the holders of Senior Debt and the Holders, be deemed to be a payment by the Company to or on account of the 2002 Debentures; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt to which the Holders would be entitled except for the provisions of this Section 1.11 shall, as between the Company and its creditors, other than the holders of Senior Debt and the Holders, be deemed to be a payment by the Company to or on account of the Senior Debt.

               (c)     Scope of Section.  The provisions of this Section 1.11 are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of the Senior Debt, on the other hand.  Nothing contained in this Section 1.11 or elsewhere in this Agreement or the 2002 Debentures is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Debt, and the Holders, the obligation of the Company, which is unconditional and absolute, to pay to the Holders the principal of and interest on the 2002 Debentures as and when the same shall become due and payable in accordance with the terms hereof and thereof, or to affect the relative rights of the Holders and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent any Holder from accepting any payment or distribution with respect to a 2002 Debenture or exercising all remedies otherwise permitted by applicable law upon default under a 2002 Debenture, subject to the rights, if any, under this Section 1.11 of the holders of Senior Debt in respect of cash, property or securities of the Company received by the Holders.

               SECTION 1.12  Termination.  Upon the execution and delivery of this Agreement and the issuance and delivery of the 2002 Debentures and the Common Shares, each of the 1999

Agreement, the Registration Rights Agreement dated as of April 15, 1999 among the Company and the Purchasers (the “Registration Rights Agreement”) and the Letter Agreement shall terminate and be of no further force or effect, and each of the Company’s, the Purchasers’ and the Stockholder’s rights, obligations and interest in and under the 1999 Debentures, the 1999 Agreement, the Registration Rights Agreement and the Letter Agreement shall be terminated.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to the Purchasers that, except as set forth in the Disclosure Schedule attached as Schedule II (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply), as of June 28, 2002 and as of the Closing Date (except where a representation or warranty speaks as of a specific date, then with respect to that date only):

               SECTION 2.01  Organization, Qualifications and Corporate Power.

               (a)     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, are not reasonably expected to have a material adverse effect on the financial condition, regulatory condition, capital, properties, business results of operations or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).  The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted and to issue and deliver the 2002 Debentures and the Common Shares.  As of the Closing Date, the Company has the corporate power and authority to execute, deliver and perform this Agreement.

               (b)     The attached Schedule III contains a list of all subsidiaries and affiliates of the Company and each other entity controlled, directly or indirectly, by the Company.  Except for such entities, the Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.  Each of the United States entities listed on Schedule III is a duly formed entity, validly existing and in good standing under the laws of its respective jurisdiction of formation and is duly licensed or qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification except for such failure to so qualify or be in good standing which, when taken together with all other such failures, are not reasonably expected to have a Material Adverse Effect.  Each of the entities listed on Schedule III has the power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding shares of capital stock or other equity interests of each of the entities listed on Schedule III are owned beneficially and of record by the Company, one of its other subsidiaries, or any combination of the Company and/or one or more of its other subsidiaries, in each case free and clear of any Liens; and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the entities listed on Schedule III  is or may become obligated to issue any shares of its capital stock or other equity interests to any person other than the Company or one of the other subsidiaries.  As used in Section 2.06(a) through (g) and Sections 2.07, 2.09 through 2.15, and 2.19 through 2.23 inclusive, the term “Company” shall mean the Company and each of the entities listed on Schedule III.

               SECTION 2.02  Authorization of Agreements, Etc.  As of the Closing Date, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the issuance and delivery of the 2002 Debentures and the Common Shares have been duly authorized or ratified by all requisite corporate action and do not (a) violate any provision of law, any order of any court or other agency of government; (b) violate the Certificate of Incorporation of the Company, as amended (the “Charter”), or the By-Laws of the Company, as amended; (c) violate any provision of any indenture, agreement or other instrument to which the Company, any of its subsidiaries or any of their respective properties or assets is bound; (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (e) result in the creation or imposition of any Lien, of any nature whatsoever upon any of the properties or assets of the Company or any of its subsidiaries, except, in the case of clauses (a), (c), (d) or (e), for such breaches, violations, defaults, conflicts or Liens which, alone or in the aggregate, are not reasonably expected to have a Material Adverse Effect or prevent, materially delay or materially burden the transactions and acts contemplated by this Agreement.

               SECTION 2.03  Validity.  As of the Closing Date, this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

               SECTION 2.04  Authorized Capital Stock.  On the date hereof and as of June 28, 2002, the authorized capital stock of the Company consists of (a) 5,000,000 shares of preferred stock, $.01 par value (the “Preferred Stock”), of which no shares have been designated, and (b) 50,000,000 shares of Common Stock.  As of August 12, 2002, 9,802,726 shares of Common Stock were duly authorized, validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof and no shares of Preferred Stock had been issued.  The holders of subscriptions, warrants, options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company (not including holders of the 1999 Debentures), and the number of shares of Common Stock and the number of such subscriptions, warrants, options, convertible securities and other such rights held by each, are as set forth in the Company SEC Reports (as defined below).  Except as set forth in the Company SEC Reports, except for holders of the 1999 Debentures (i) no person owns of record any share of Common Stock, (ii) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and (iii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset.  Except as provided for in the Charter or as set forth in Section 2.04 of Schedule II, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  Except as set forth herein or in Section 2.04 of Schedule II, to the best of the Company’s knowledge there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company or any of its subsidiaries (whether or not the Company or any of its subsidiaries is a party thereto).  All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws.

               SECTION 2.05  Company SEC Reports and Financial Statements.

               (a)     The Company has made available to Purchasers true and complete copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Exchange Act since December 31, 1998 and prior to the date hereof (collectively, the “Company SEC Reports”), each in the form (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission (the “SEC”).  As of their respective dates, each of the Company’s SEC Reports (i) complied in all respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s subsidiaries are required to file any forms, reports or other documents with the SEC.

               (b)     Each of (i) the unaudited consolidated balance sheet of the Company for the six-month period ended June 30, 2002  in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (the “Balance Sheet” and June 30, 2002, the “Balance Sheet Date”), and the related unaudited consolidated statements of income and cash flows for the six-month period then ended and (ii) the audited consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, (the “Financial Statements”) is, as of its date, accurate and complete and fairly presents, in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) (“GAAP”), and in conformity with the SEC’s regulations in effect as of the date of filing, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended (except, with respect to the Balance Sheet, subject to normal year-end audit adjustments).

               SECTION 2.06  Events Subsequent to the Balance Sheet Date.  Since the Balance Sheet Date, except as set forth in Section 2.06 of Schedule II and in the Company SEC Reports, and except as contemplated by this Agreement, the Company has not (a) issued any stock, bond or other corporate security, (b) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (c) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements and current liabilities incurred since the Balance Sheet Date in the ordinary course of business, (d) declared or made any payment or distribution to stockholders or purchased or redeemed any share of its capital stock or other security, (e) subjected to a Lien any of its assets, tangible or intangible, other than Liens of current real property taxes not yet due and payable, (f) sold, assigned or transferred any of its tangible assets or canceled any debt or claim except in the ordinary course of business, (g) incurred any recourse indebtedness, (h) suffered any loss of property or waived any right, of substantial value, whether or not in the ordinary course of business, (i) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (j) made any material change in the manner of business or operations of the Company, (k) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (l) entered into any commitment (contingent or otherwise) to do any of the foregoing.

               SECTION 2.07  Litigation; Compliance with Law.  There is no (a) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or (c) governmental inquiry pending or, to the best of the Company’s knowledge, threatened against the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), which, alone or in the aggregate, is reasonably expected to have a Material Adverse Effect.  The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage to its business, financial condition, operations, property or affairs except such exposure which, alone or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign except such defaults which, alone or in the aggregate, are not reasonably expected to have a Material Adverse Effect.  There is no action or suit by the Company pending, threatened or contemplated against others.  The Company has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, and the Company has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations except such noncompliance which, alone or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  There is no existing law, rule, regulation or order, and the Company after due inquiry is not aware of any proposed law, rule, regulation or order, whether Federal, state, county or local, which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business.

               SECTION 2.08  Title to properties.  The Company and its subsidiaries have sufficient title to their respective properties and assets reflected on the Financial Statements and Balance Sheet or acquired by them since the Balance Sheet Date (other than properties and assets disposed of in the ordinary course of business since the Balance Sheet Date) to carry on business as now conducted, and all such properties and assets are free and clear of Liens, except for Liens disclosed in the Company SEC Reports or the Financial Statements or the Balance Sheet and except for Liens for or current taxes not yet due and payable or tax liabilities which are being contested in good faith and imperfections of title, if any, not material in nature or amount and not materially detracting from the value or marketability or impairing the use of the property subject thereto or materially impairing the operations of the Company and its subsidiaries.  All real property of the Company and its subsidiaries is in material compliance with all material laws and regulations applicable thereto including, without limitation, zoning and other land use laws and regulations except where failure to comply, alone or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  To the best of the Company’s knowledge after due inquiry, there are no condemnation, zoning or other land use regulation proceedings, either instituted or, to the best of the Company’s knowledge, planned to be instituted, which would materially adversely affect the use or operation of the Company’s and its subsidiaries’ properties and assets for their respective intended uses and purposes, or the value of such properties, and neither the Company nor of its subsidiaries has received written notice of any violation of any of such land use regulations or special assessment proceedings which would affect such properties and assets.

               SECTION 2.09  Leasehold Interests.  Each lease or agreement to which the Company is a party under which it is a lessee or lessor of any property, real or personal, is a valid and subsisting agreement, duly authorized and entered into, without any default of the Company thereunder and, to the best of the Company’s knowledge, without any default thereunder of any other party thereto, except such defaults which, alone or in the aggregate, are not reasonably expected to have a Material Adverse Effect.  No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company’s knowledge, by any other party thereto.  The Company’s possession of such property, as lessee, has not been disturbed and, to the best of the Company’s knowledge after due inquiry, no claim has been asserted against the Company materially adverse to its rights in such leasehold interests.

               SECTION 2.10  Insurance.  The Company holds valid policies covering all of the insurance required to be maintained by it under Section 5.03.

               SECTION 2.11  Taxes.  The Company has filed all material tax returns, Federal, state, county and local, required to be filed by it, and such returns were complete and correct in all material respects.  The Company has paid all taxes shown to be due by such returns.  The Company has paid all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and, third parties, except (a) in such instances where the failure to do so, alone or in the aggregate, are not reasonably expected to have a Material Adverse Effect and (b) taxes, assessments and governmental charges which are being contested in good faith and for which adequate reserves have been established.  The Company has established adequate reserves for all taxes accrued but not yet payable.  No deficiency assessment with respect to or proposed adjustment of the Company’s Federal, state, county or local taxes is pending or, to the best of the Company’s knowledge, threatened other than tax deficiencies which are being contested in good faith and for which adequate reserves have been established.  Neither the Company nor any of its present or former stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Company be taxed as an S corporation.

               SECTION 2.12  Other Agreements.  Except as set forth in Section 2.12 of Schedule II or in the Company SEC Reports, the Company is not a party to or otherwise bound by any written or oral agreement, instrument, commitment or restriction which individually could reasonably be expected to have a Material Adverse Effect or any other written or oral:

(a) agreement with any labor union representing employees of the Company;

(b) agreement for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

(c) agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a Lien on, any asset of the Company;

(d) guaranty of any obligation for borrowed money or otherwise; or

               (e)     agreement, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act.

The Company, and to the best of the Company’s knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any agreement, instrument, commitment, plan or arrangement to which the Company is a party or by which it or its property may be bound except such defaults which, alone or in the aggregate, are not reasonably expected to have a Material Adverse Effect.  The Company has no present expectation or intention of not performing all its material obligations under each such agreement, instrument, commitment, plan or arrangement, and the Company has no knowledge of any breach or anticipated breach by the other party to any agreement, instrument, commitment, plan or arrangement to which the Company is a party except for such breaches which, alone or in the aggregate, are not reasonably expected to have a Material Adverse Effect.  The Company is in compliance with all of the material terms and provisions of its Charter and By-Laws, as amended.

               SECTION 2.13  Loans and Advances.  Except as disclosed in the Company SEC Reports,  the Financial Statements and the Balance Sheet, the Company does not have any material outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

               SECTION 2.14  Assumptions, Guaranties, Etc. of Indebtedness of Other Persons.  Except as disclosed in Section 2.14 of Schedule II, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person or on any mortgages with respect to real property acquired by the Company or any of its affiliates (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

               SECTION 2.15  Significant Customers and Suppliers.  No customer or supplier which was significant to the Company during the period covered by the financial statements referred to in Section 2.05 or which has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

               SECTION 2.16  Governmental Approvals.  Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III, no registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for (a) the valid execution, delivery and performance by the Company of this Agreement on the Closing Date and (b) the issuance and delivery of the 2002 Debentures and the Common Shares on the date of issuance other than filings pursuant to state securities laws (all of which filings have been made by the Company, other than those which are required to be made after the Closing and which will be duly made on a timely basis) in connection with the issuance and delivery of the 2002 Debentures and the Common Shares.

               SECTION 2.17  Disclosure.  As of the date hereof, neither this Agreement, nor any Schedule or Exhibit to this Agreement, nor any documents furnished or made available to the Purchasers relating to this Agreement, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.  As of the date hereof, none of the statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.  As of the date hereof, there is no fact which the Company has not disclosed to the Purchasers or their counsel in writing and of which the Company is aware which, alone or in the aggregate, is reasonably expected to have a Material Adverse Effect.  The financial projections and other estimates contained in any documents furnished to the Purchasers relating to this Agreement, if any, were prepared by the Company based on the Company’s experience in the industry and on assumptions of fact and opinion as to future events which the Company, believed to be reasonable, but which the Company cannot and does not assure or guarantee the attainment of in any manner.  As of the date hereof, no facts have come to the attention of the Company which would, in its opinion, require the Company to materially revise or amplify the assumptions underlying such projections and other estimates or the conclusions derived therefrom.

               SECTION 2.18  Offering of the 2002 Debentures and Common Shares.

               (a)     Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or issuance of the 2002 Debentures and the Common Shares or any security of the Company similar to the 2002 Debentures and Common Shares has offered the 2002 Debentures and Common Share or any such similar security for sale to, or solicited any offer to buy the 2002 Debentures and Common Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons other than the Purchasers, and neither the Company nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the 2002 Debentures and Common Shares under the Securities Act or the rules and regulations of the Commission thereunder), in either case so as to subject the offering or issuance of the 2002 Debentures and Common Shares to the registration provisions of the Securities Act.

               (b)     The Company acknowledges that the exchange transaction contemplated hereby is intended to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof.  The Company knows of no reason why (a) such exemption under Section 3(a)(9) is not available with respect to the 2002 Debentures and the Common Shares and the exchange contemplated hereunder and (b) the Common Shares may not be freely resold by the Purchasers pursuant to Rule 144(k) under the Securities Act; provided that such resales are permitted by Section 6.01 hereof.   No commission or other remuneration has been or will be paid or given directly or indirectly by the Company to any person for soliciting the exchange contemplated hereunder.  To the knowledge of the Company’s Chairman and Chief Financial Officer, (i) each Purchaser has held the 1999 Debentures registered in its name for a period greater than two years from the date of the purchase from the Company and (ii) the Purchasers, individually and collectively, are not and have not been affiliates of the Company as such term is defined in Rule 144(a)(1) under the Securities Act.

               SECTION 2.19  Brokers.  The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

               SECTION 2.20  Employees.  No officer or key employee of the Company has advised the Company (orally or in writing) that he intends to terminate employment with the Company.  The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.

               SECTION 2.21  Environmental Protection.  The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise.  The Company, the operation of its business, and any real property that the Company owns, leases or otherwise occupies or uses (the “Premises”) are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, except for any noncompliance which, alone or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, that alleges that the Company is not in compliance with any Environmental Laws and the Company is not aware of any basis therefor.  The Company has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals, except for any noncompliance which, alone or in the aggregate, is not reasonably expected to have a Material Adverse Effect.  The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance unto, at or near the Premises, and neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance.  For the purposes of this Agreement, the term “Environmental Laws” shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, and any common law or equitable doctrines relating to such matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.  For purposes of this Agreement, the term “Hazardous Substances” shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as pollutants, contaminants, hazardous or toxic under any Environmental Laws.

               SECTION 2.22  Foreign Corrupt Practices Act.  The Company has not taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.  To the best of the Company’s knowledge after due inquiry, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

               SECTION 2.23  Federal Reserve Regulations.  The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the 2002 Debentures, if any, will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

               SECTION 2.24  Common Shares.  The Common Shares, when issued to the Purchasers in exchange for the 1999 Debentures (or portions thereof), are or have been, as the case may be,  duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens other than any Liens created by or imposed through no action or inaction of the Company; provided, however, that the Common Shares may be subject to restrictions on transfer under this Agreement or under applicable securities laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

               Each Purchaser severally represents and warrants to the Company that:

               SECTION 3.01  Organization; Power and Authority.  As of June 28, 2002 and as of the Closing Date, it is a limited partnership validly existing and in good standing under the laws of its state of organization and has all requisite limited partnership power and authority to own and operate its properties and to carry on its business as now conducted.  It has the requisite limited partnership power and authority to execute and deliver this Agreement and perform its obligations hereunder.  This Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding agreement of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

               SECTION 3.02  No Conflict.  The execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all requisite limited partnership action and does not (a) violate any provision of law, any order of any court or other agency of government; (b) violate its limited partnership agreement, as amended; (c) violate any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound; (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, (e) result in the creation or imposition of any Lien, of any nature whatsoever upon any of its properties or assets or (f) require any third party consent, waiver or approval.

               SECTION 3.03  Accredited Investor.  As of June 28, 2002 and as of the Closing Date, it is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the 2002 Debentures and/or the Common Shares.

               SECTION 3.04  Experience.  As of June 28, 2002 and as of the Closing Date, it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

               SECTION 3.05  Information.  Prior to June 28, 2002, it had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management.

               SECTION 3.06  Purchase for Investment.  The 2002 Debentures and the Common Shares acquired by it are or were, as the case may be, acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

               SECTION 3.07  Reoffers and Resales.  As of June 28, 2002 and as of the Closing Date, (a) it acknowledges that the exchange transaction contemplated hereby is intended to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof; (b) it understands that (i) neither the 2002 Debentures nor the Common Shares have been registered under the Securities Act, (ii) the 2002 Debentures and the Common Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the 2002 Debentures and the Common Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect; and (c) to the knowledge of its general partner, the Purchasers, individually and collectively, are not and have not been affiliates of the Company as such term is defined in Rule 144(a)(1) under the Securities Act.

               SECTION 3.08  Litigation.  As of June 28, 2002 and as of the Closing Date, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to its knowledge, threatened against it, which could have a material adverse effect on its ability to consummate the transactions contemplated hereby.

               SECTION 3.09  No Commission.  As of June 28, 2002 and as of the Closing Date, it agrees and acknowledges that no commission or other remuneration was or is being paid or given directly or indirectly for soliciting the exchange contemplated hereunder.

               SECTION 3.10  No Restrictions.  As of June 28, 2002 and as of the Closing Date, (a) all of the 1999 Debentures registered in its name are owned beneficially and of record by it, and it has not transferred or attempted to transfer any 1999 Debentures; (b) other than this Agreement and the Letter Agreement, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate it to offer, sell, transfer or otherwise dispose of the 1999 Debentures; and (c) it has held the 1999 Debentures being exchanged by it for a period greater than two years from the date of purchase from the Company.

ARTICLE IV
CONDITIONS PRECEDENT

               SECTION 4.01  Conditions to Obligations of the Purchasers.  The obligation of each Purchaser to execute and deliver this Agreement on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

               (a)     Opinion of Company’s Counsel.  The Purchasers shall have received from (a) White & Case LLP, securities counsel for the Company, an opinion dated the Closing Date, relating to certain securities matters satisfactory to the Purchasers and their counsel and (b) Kulik, Gottesman & Mouton, LLP, counsel for the Company, an opinion dated the Closing Date, relating to certain corporate matters satisfactory to the Purchasers and their counsel.

               (b)     Representations and Warranties to be True and Correct.  The representations and warranties contained in Article II shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Chief Executive Officer and Chief Financial Officer of the Company shall have certified to such effect to the Purchasers in writing.

               (c)     Performance.  The Company shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Chief Executive Officer and Chief Financial Officer of the Company shall have certified to the Purchasers in writing to such effect.

               (d)     All Proceedings to be Satisfactory.  All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

               (e)     Supporting Documents.  The Purchasers and their counsel shall have received copies of the following documents, each of which shall be satisfactory in form and substance to the Purchasers and their counsel:

        (i)     (A) the Charter, certified as of a recent date by the Secretary of State of the State of Delaware and (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all excise taxes by the Company and listing all documents of the Company on file with said Secretary; and

        (ii)     a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the stockholders of the Company authorizing or ratifying the execution, delivery and performance of this Agreement, the issuance and delivery of the 2002 Debentures and the Common Shares and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Charter has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to sub-clause (i)(A) above; and (D) to the incumbency and specimen signature of each officer of the Company executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this sub-clause (ii).

               (f)     Preemptive Rights.  All stockholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the 2002 Debentures and/or the Common Shares, if any, shall have irrevocably waived the same in writing.

(g) Fees of Purchasers’ Counsel. The Company shall have paid in accordance with Section 8.01 the fees and disbursements of Purchasers’ counsel invoiced at the Closing.

               SECTION 4.02  Conditions to Obligations of the Company.  The obligation of the Company to execute and deliver this Agreement on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

               (a)     Representations and Warranties to be True and Correct.  The representations and warranties contained in Article III shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the general partner or authorized officer of each Purchaser shall have certified to such effect to the Company in writing.

(b) Delivery. Each Purchaser shall have delivered to the Company the original 1999 Debentures held by such Purchaser.

ARTICLE V
COVENANTS OF THE COMPANY

               The Company covenants and agrees with each of the Purchasers that:

               SECTION 5.01  Information.  Commencing on the Closing Date and continuing so long as any Holder holds (i) 2002 Debentures with an aggregate principal amount of at least $1,830,054 or (ii) 500,000 Common Shares (as adjusted from time to time to reflect any Extraordinary Common Stock Event) or such earlier time as provided below, the Company shall deliver to such Holder the information specified in this Section 5.01 unless any such Holder at any time specifically requests that such information not be delivered to it:

               (a)     Annual Financial Statements.  As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the immediately preceding fiscal year, accompanied (in the case of the audited consolidated financial statements) by an opinion of an accounting firm of recognized national standing selected by the Company, which opinion shall state that such accounting firm’s audit was conducted in accordance with generally accepted auditing standards.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.  Such financial statements shall be supplemented with real property portfolio-level data.

               (b)     Quarterly Financial Statements.  As soon as available, but in any event not later than forty-five (45) days after the end of each quarterly fiscal period (other than the last quarterly fiscal period in any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of each such period and the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget (if any) for such period as specified in the financial plan of the Company.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.  Such financial statements shall be supplemented with real property portfolio-level data.

               (c)     Monthly Financial Statements.  Within thirty (30) days after the end of each month in each fiscal year (other than the last month in each fiscal year) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, and the related unaudited consolidated statements of income, certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year.

               (d)     Material Litigation.  Within twenty (20) days after the Company learns of the commencement or written threat of commencement of any litigation or proceeding against the Company, any of its subsidiaries or any of their respective assets that could reasonably be expected to have a Material Adverse Effect, written notice of the nature and extent of such litigation or proceeding.

               (e)     Material Agreements.  Within five (5) days after the expiration of the applicable cure period, if any, or if no such cure period exists within five (5) days after the receipt by the Company of written notice of a default by the Company or any of its subsidiaries under any material contract, agreement or document to which it is a party or by which it is bound, written notice of the nature and extent of such default except for such defaults which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

               (f)     Other Reports and Statements.  Promptly upon any distribution to its stockholders generally, to its directors or to the financial community of an annual report, quarterly report, proxy statement, registration statement or other similar report or communication, a copy of each such annual report, quarterly report, proxy statement, registration statement or other similar report or communication and promptly upon filing by the Company with the SEC or with The National Market System, Inc., the National Association of Securities Dealers, Inc. or any national securities exchange or other market system of all regular and other reports or applications, a copy of each such report or application; and a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company.

               (g)     Accountants’ Management Letters, Etc.  Promptly after receipt by the Company, copies of all accountants’ management letters and all management and board responses to such letters, and copies of all certificates as to compliance, defaults, material adverse changes, material litigation or similar matters relating to the Company and its subsidiaries, which shall be prepared by the Company or its officers and delivered to the third parties.

               (h)     Annual Budget.  Not later than forty-five (45) days after the beginning of each fiscal year of the Company, a copy of a consolidated operating budget of the Company and its subsidiaries prepared by the Company for such fiscal year, which shall include at minimum a projected balance sheet and a projected statement of operations and cash flows for each month in such fiscal year.

               (i)     Notices to Senior Lenders.  Copies of all notices, reports, certificates and other information furnished to the holders of Senior Debt or to any agent or representative to such holders, in each case promptly after the same are so furnished.

               (j)     Other.  Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Purchaser reasonably may request.

               SECTION 5.02  Corporate Existence.  The Company shall maintain and cause each of its subsidiaries (if any) to maintain, their respective corporate existence, rights and franchises in full force and effect unless the failure to maintain such existence (in the case of any subsidiaries), rights and franchises are not reasonably expected to have a Material Adverse Effect.

               SECTION 5.03  Properties, Business, Insurance.  The Company shall maintain and cause each of its subsidiaries to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient.  The Company shall also maintain in effect “key person” life insurance policies, payable to the Company, on the life of William J.  McMorrow (so long as he remains an employee of the Company), in the amount of $5,000,000.  The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy.

               SECTION 5.04  Inspection and Consultation.  The Company shall permit and cause each of its subsidiaries to permit each Purchaser and such persons as it may designate, at such Purchaser’s expense, to visit and inspect any of the properties of the Company and its subsidiaries during normal business hours, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Purchaser and such designees such affairs, finances and accounts), and consult with the management of the Company and its subsidiaries as to their affairs, finances and accounts, all upon reasonable notice.

               SECTION 5.05  Restrictive Agreements Prohibited.  Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts the Company’s performance of this Agreement.

               SECTION 5.06  Transactions with Affiliates.  Except for transactions contemplated by this Agreement or as otherwise approved by the Board of Directors, neither the Company nor any of its subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Company or any of its subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, except for transactions on customary terms related to such person’s employment.

               SECTION 5.07  Restrictions on New Debt.  The Company will obtain the prior written consent of Holders of two-thirds or more of the principal amount of 2002 Debentures then outstanding prior to issuing any Debt of the Company, whether or not in combination with warrants or other equity securities to any person; provided, that such consent shall not be required to issue (a) Senior Debt so long as the Company does not grant any contractual preference or priority for payment to one lender of Senior Debt over another lender of Senior Debt; (b) up to an aggregate of $13,500,000 of principal amount of Debt that is pari passu with the 2002 Debentures or (c) any Debt that is junior and subordinate to the 2002 Debentures.

               SECTION 5.08  Compliance with Laws.  The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

               SECTION 5.09  Keeping of Records and Books of Account.  The Company shall keep, and cause each subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

               SECTION 5.10  Change in Nature of Business.  The Company and its subsidiaries taken as a whole shall not make any material change in the nature of its business as set forth in any documents furnished by the Company relating to this Agreement.

               SECTION 5.11  U.S. Real Property Interest Statement.  Upon a written request by any Purchaser, the Company shall provide such Purchaser with a written statement informing it whether such Purchaser’s interest in the Company constitutes a U.S. real property interest.  The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made.  The Company’s written statement to any Purchaser shall be delivered to such Purchaser within twenty (20) days of such Purchaser’s written request therefor.

               SECTION 5.12  International Investment Survey Act of 1976.  The Company shall use its best efforts to file on a timely basis all reports required of it under 22 U.S.C. Section 3104, or any similar statute, relating to a foreign person’s direct or indirect investment in the Company.

               SECTION 5.13  Consolidation, Merger or Disposition of Assets.  The Company will not consolidate with or merge with any other person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any person unless the Company shall have paid all outstanding principal and interest on the 2002 Debentures and all interest that would have been due and payable on the 2002 Debentures had they been held to maturity.  The Company shall provide each Holder of a 2002 Debenture with written notice of such payment at least thirty (30) business days in advance of any proposed transaction.

               SECTION 5.14  Debt to Equity Ratio.  The Company shall not permit the Debt to Equity Ratio to be greater than 3 to 1.

               SECTION 5.15  Debt Coverage Ratio.  The Company shall not permit the Debt Coverage Ratio calculated on the last business day of any fiscal quarter of the Company to be less than 1.5 to 1.

               SECTION 5.16  Termination of Covenants.  The covenants set forth in Article V shall terminate and be of no further force or effect as to each Holder when such Holder no longer holds any 2002 Debentures.

               SECTION 5.17  Rule 144A Information.  The Company shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, (a) provide in writing, upon the written request of any Purchaser or a prospective buyer of Common Shares from any Purchaser, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act (“Rule 144A Information”) and (b) upon the written request of any Purchaser, cooperate with and assist such Purchaser or any member of the National Association of Securities Dealers, Inc. PORTAL system in applying to designate and thereafter maintain the eligibility of the Common Shares for trading through PORTAL.  The Company’s obligations under this Section 5.17 shall at all times be contingent upon the relevant Purchaser’s obtaining from the prospective buyer of or Common Shares a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person who will assist such buyer in evaluating the purchase of any or Common Shares.

ARTICLE VI
COVENANTS OF THE PURCHASERS

               SECTION 6.01  Restriction on Transfers. The Purchasers shall not transfer all or any portion of the 2002 Debentures or the Common Shares except in compliance with this Agreement and the applicable provisions of the securities laws of the United States.  Notwithstanding any other provision of this Agreement (other than Section 3.07), other than as specifically approved by the Company in writing, neither Purchaser shall sell, transfer or otherwise dispose of any Common Shares, except as follows:

(a) None of the Common Shares may be sold, transferred or otherwise disposed of by any Purchaser during the period from and including June 28, 2002 through and including September 25, 2002;

               (b)     During the period from and including September 26, 2002 through and including December 24, 2002, each Purchaser may sell, transfer or otherwise dispose of up to a maximum number of Common Shares equal to the product of (A) the number of Common Shares received by such Purchaser on June 28, 2002 and (B) ..20;

               (c)     During the period from and including December 25, 2002 through and including March 24, 2003, each Purchaser may sell, transfer or otherwise dispose of up to a maximum number of Common Shares equal to the sum of (A) the product of (1) the number of Common Shares received by such Purchaser on June 28, 2002 and (2) .20 and (B) that number of Common Shares such Purchaser was eligible to sell pursuant to Section 6.01(b), but which it did not sell during the relevant period; and

(d) From and after March 25, 2003, each Purchaser may sell, transfer or otherwise dispose of any Common Shares then held by such Purchaser.

ARTICLE VII
COVENANTS OF THE MANAGING STOCKHOLDER

               SECTION 7.01  Tag-Along Rights.  For the purposes of this Section 7.01 only the term “Shares” shall mean and include (i) in respect of the Managing Stockholder, all voting securities of the Company now beneficially owned or hereafter acquired by the Managing Stockholder and (ii) in the case of a Purchaser, all Common Shares acquired by that Purchaser prior to the termination of this Article VII.

               (a)     The Managing Stockholder agrees that if he (the “Selling Stockholder”) proposes to sell or transfer any of his Shares (the “Tag-Along Securities”) in a transaction that does not comply with the Manner of Sale provisions of Rule 144(f) under the Securities Act, and the amount of such Tag-Along Securities together with all other Shares sold by such Managing Stockholder after the date hereof exceeds 320,000 (subject to adjustment for any Extraordinary Common Stock Event but excluding any shares sold in compliance with the Manner of Sale provision of Rule 144(f) under the Securities Act), then such Selling Stockholder shall provide written notice (the “Tag-Along Offer Notice”) of such intent to the Purchasers in the manner set forth in this Section 7.01 (the date of receipt of such notice being the “Tag-Along Notice Date”).  The Tag-Along Offer Notice shall identify the proposed transferee(s) (the “Tag-Along Purchaser”), the number of Tag-Along Securities proposed to be purchased by the Tag-Along Purchaser, the Tag-Along Ratio (as defined in Section 7.01(c)), the consideration offered per Tag-Along Security (the “Tag-Along Offer Price”) and any other material terms and conditions of the proposed transfer (the “Tag-Along Offer”) and, in the case of a Tag-Along Offer in which the Tag-Along Offer Price consists in part or in whole of consideration other than cash, such information relating to such consideration as the Purchasers may reasonably request in order to evaluate such non-cash consideration.  The Purchasers shall have the right, exercisable as set forth below, to accept the Tag-Along Offer to sell for up to the number of Shares determined pursuant to Section 7.01(c) and (d).  The Tag-Along Offer Price paid to any Purchaser shall be not less than the highest price paid per Tag-Along Security to the Selling Stockholder, which shall include any payments to the Selling Stockholder for an agreement not to compete or any consulting or other similar fees payable to the Selling Stockholder (other than fees for actually anticipated future services).  Any Purchaser that wishes to accept the Tag-Along Offer shall, within 10 days after the Tag-Along Notice Date (the “Tag-Along Notice Period”), provide the Selling Stockholder with written notice (a “Tag-Along Acceptance Notice”) specifying the number of Shares that the Purchaser wishes to sell, and shall simultaneously provide a copy of such Tag-Along Acceptance Notice to the Company.

               (b)     Not less than 10 days prior to the proposed date of any sale pursuant to a Tag-Along Offer (the “Transfer Date”), which date may not be earlier than 10 days after the termination of the Tag-Along Notice Period, the Selling Stockholder shall notify the Company and the Purchasers of the Transfer Date.  Not less than three days prior to the Transfer Date, the participating Purchasers shall deliver to the Company in escrow (pending the consummation of the sale pursuant to the Tag-Along Offer) their duly endorsed certificates representing the Shares to be transferred by the participating Purchasers pursuant to the Tag-Along Offer, together with all other documents reasonably required by the Company and/or the Tag-Along Purchaser to be executed in connection with the sale of such Tag-Along Securities pursuant to the terms of the Tag-Along Offer; provided, that each participating Purchaser shall, as a condition to the sale of the Tag-Along Securities, have the right to receive all documentation (the “Transfer Documentation”) from the Selling Stockholder relating to the sale of the Tag-Along Securities at least five days prior to the consummation of such sale.  Any material change in the terms of the Tag-Along Offer (whether or not reflected in the Transfer Documentation) will require the submission of a new Tag-Along Offer Notice and the recommencement of compliance with all of the other applicable provisions of this Section 7.01.

               (c)     The Purchasers shall have the right to sell (and the Selling Stockholder shall reduce the number of its shares to be sold by a corresponding amount), pursuant to the Tag-Along Offer, a number of shares equal to the product of the total number of Tag-Along Securities offered to be purchased by the Tag-Along Purchaser as set forth in such Tag-Along Offer multiplied by a fraction (the “Tag-Along Ratio”), the numerator of which shall be the aggregate number of Shares owned by such Purchaser and the denominator of which shall be the aggregate number of Shares owned at that time by the Selling Stockholder and the participating Purchasers.

               (d)     Notwithstanding anything else in this Agreement, in no event may the Purchasers sell more than the total number of Shares specified in such Purchasers’ Tag-Along Notice applicable to the relevant Tag Along Offer.  If, at the termination of the Tag-Along Notice Period, any Purchaser shall not have accepted the Tag-Along Offer, the Purchaser will be deemed to have waived any and all of its rights under this Section 7.01 with respect to the sale of any of its Shares pursuant to such Tag-Along Offer.

               (e)     The Selling Stockholder, shall have 60 days from the conclusion of the Tag-Along Notice Period in which to consummate the sale contemplated by the Tag-Along Offer to the Tag-Along Purchaser at the price and on the terms contained in the Tag-Along Offer Notice.  If, at the end of such 60-day period, the Selling Stockholder has not completed the sale contemplated by the Tag-Along Offer Notice, the right of the

Selling Stockholder to effect such sale shall terminate, and the Tag-Along Securities subject to such proposed sale shall again be subject to all the restrictions on sale or other disposition and other provisions contained in this Agreement.

               (f)     Immediately after the consummation of the sale of the Tag-Along Securities pursuant to the Tag-Along Offer, the Selling Stockholder shall notify the participating Purchasers and the Company thereof, shall remit to each of the participating Purchasers their portion of the total sales price specified in the Tag-Along Offer Notice, and shall furnish such other evidence of such sale (including the time of completion) and the terms thereof as may be reasonably requested by the Purchasers.  The Company shall, upon being notified of the consummation of such sale, return to each participating Purchaser a new stock certificate, as the case may be, for the balance of the Shares not sold as part of the Tag-Along Securities, in accordance with each Purchasers instructions.

               (g)     Notwithstanding anything contained in this Section 7.01, there shall be no liability on the part of the Selling Stockholder to any Purchaser if the sale of the Tag-Along Securities is not consummated for whatever reason.

               (h)     No Purchaser shall be required to make any representation or warranty in connection with the Tag-Along Offer other than as to such Purchaser’s ownership and authority to sell, free of all Liens, the Shares proposed to be sold by it.

               SECTION 7.02  Termination.  The covenants set forth in this Article VII shall automatically terminate and be of no further force or effect as to each Purchaser when such Purchaser no longer holds at least 25% of the Common Shares originally issued to such Purchaser (after giving effect to any Extraordinary Common Stock Event).

ARTICLE VIII
MISCELLANEOUS

               SECTION 8.01  Expenses.  Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated, provided, however, that the Company shall reimburse the Purchasers for all reasonable expenses of the Purchasers, not in excess of $40,000, incurred by the Purchasers with respect to the due diligence, documentation, and closing of the transactions contemplated by this Agreement, including but not limited to the fees and disbursements of the Purchasers’ special counsel, Wilmer, Cutler & Pickering.  Notwithstanding the foregoing, the Company shall reimburse the Purchasers for all reasonable out-of-pocket expenses and costs, including without limitation, reasonable attorney’s fees, expended or incurred by the Purchasers with respect to any subsequent amendment, waiver, consent requested by the Company or enforcement of the transactions contemplated by the present Agreement.

               SECTION 8.02  Survival of Agreements.  All covenants, agreements, representations and warranties made in this Agreement or any certificate or instrument delivered pursuant to or in connection herewith shall survive the execution and delivery of this Agreement and the issuance, sale and delivery of the 2002 Debentures and the Common Shares, unless such covenants, agreements, representations or warranties expressly state otherwise, and all statements contained in any certificate or other instrument delivered hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the party delivering such certificate or other instrument.

               SECTION 8.03  Brokerage.  Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

               SECTION 8.04  Parties in Interest.  All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, permitted transferees of the 2002 Debentures, distributees and assigns of the parties hereto whether so expressed or not, provided, that (a) the Company shall not have the right to assign its rights hereunder or any interest therein without the prior written consent of Holders of at least two-thirds of the aggregate outstanding principal amount of the 2002 Debentures and (b) a Purchaser and its successor, transferee, distributee or assign shall not have the right to assign its rights hereunder or any interest therein without the written consent of the Company other than to a successor, transferee, distributee or assign as permitted by the first sentence of Section 1.09.

               SECTION 8.05  Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by confirmed facsimile, addressed as follows:

               (a)     if to the Company, at 9601 Wilshire Blvd., Suite 220, Beverly Hills, California 90210, (Facsimile: (310) 887-6454), Attention: Chief Financial Officer, with a copy to Richard K. Smith, White & Case LLP, 633 West Fifth Street, Suite 1900, Los Angeles, California 90071 (Facsimile: (213) 687-0758); and

               (b)     if to any Purchaser, at the address and facsimile of such Purchaser set forth in Schedule I, with a copy to John B. Watkins, Wilmer, Cutler & Pickering, 100 Light Street, Baltimore, Maryland 21202 (Facsimile: (410) 986-2828);

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

               SECTION 8.06  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws provisions or rules.

               SECTION 8.07  Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, and the 2002 Debentures constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral agreements between the parties hereto.  All Schedules and Exhibits hereto are hereby incorporated herein by reference.

               SECTION 8.08  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               SECTION 8.09  Amendments.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Holders of at least two-thirds of the aggregate outstanding principal amount of the 2002 Debentures.

               SECTION 8.10  Severability.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

               SECTION 8.11  Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

               SECTION 8.12  Indemnification.

               (a)     The Company agrees to indemnify and hold harmless the Purchasers and their affiliates, and their respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, an “Indemnified Party”), from and against any and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a “Loss”), which may be incurred by or asserted or awarded against any Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, or the transactions contemplated hereby, whether or not such investigation, litigation or proceeding is brought by the Company, any of its subsidiaries, shareholders or creditors, an Indemnified Party or any other person, whether or not any of the transactions contemplated by this Agreement are consummated, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its subsidiaries, shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s gross negligence or willful misconduct or the breach by a Purchaser of its obligations under this Agreement but in no event shall an Indemnified Party be liable for punitive, exemplary or consequential damages.

               (b)     An Indemnified Party shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly (but in no event later than thirty (30) days) after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 8.12(a); provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 8.12, except to the extent that the Company is actually prejudiced by such failure to give notice.  In case any such action or claim is brought against any Indemnified Party, the Company shall be entitled to participate in and, unless in the judgment of the Indemnified Party a conflict of interest between such Indemnified Party and the Company may exist in respect of such action or claim, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party and after notice from the Company to the Indemnified Party of its election so to assume the defense thereof.  If the Company elects in writing to assume the defense of such action or claim, and does so assume the defense of any such action or claim, the Company shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  In any event, unless and until the Company elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder.  If the Company elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The Company shall not be liable for any settlement of any action or claim effected without its written consent.  Anything in this Section 8.12 to the contrary notwithstanding, the Company shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

               SECTION 8.13  Remedies Cumulative.  No remedy conferred in this Agreement is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

               SECTION 8.14  Remedies Not Waived.  No course of dealing between the Company and any Purchaser and no delay or failure in exercising any rights hereunder shall operate as a waiver of any of the rights of any Purchaser.

               SECTION 8.15  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               (a)     “Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

               (b)     “Debt” of any person means, without duplication, (i) all obligations of such person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) all Capital Lease Obligations of such person, (iii) all obligations of such person to pay the deferred purchase price of property or services (other than current accounts payable in the ordinary course of business), (iv) all indebtedness secured by a Lien on the property or assets of such person, whether or not such indebtedness shall have been assumed by such person, (v) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such person, (vi) all Suretyship Liabilities of such person, (vii) all other obligations of such person upon which interest charges are customarily paid (other than accounts payable in the ordinary course of business which are not more than ninety (90) days past due), (viii) all obligations of such person under conditional sale or other title retention agreements relating to property or assets acquired by such person, (ix) all net obligations, contingent or otherwise, of such person with respect to any Hedging Agreement, (x) all obligations of such person to redeem, purchase or otherwise retire or extinguish any of its capital stock at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at another’s option or upon the occurrence of a condition not solely within the control of such person (e.g., redemption from future earnings), and (xi) all debt (as defined above) of any partnership in which such person is a general partner (except to the extent such debt is not recourse to such person).

(c) “Debt Coverage Ratio” means, at the date of calculation, the ratio of EBITDA to Total Debt Interest computed on a twelve month trailing basis.

(d) “Debt to Equity Ratio” means the ratio of Measured Debt to Equity.

(e) “EBITDA” means, for any period, earnings for such period before reduction for depreciation, interest, amortization and income taxes for such period, determined in accordance with GAAP.

               (f)     “Equity” means the total stockholder’s equity of the Company and its subsidiaries, determined in accordance with GAAP plus (i) the 2002 Debentures and (ii) any Debt that ranks pari passu with, or is subordinated to, the 2002 Debentures.

(g) “Exchange Act” means the Securities Exchange Act of 1934.

               (h)     “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

               (i)     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

(j) “Lien” means mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature.

               (k)     “Measured Debt” means with respect to the Company and its subsidiaries, all indebtedness and all liabilities for borrowed money of the Company and its subsidiaries, whether or not evidenced by a written instrument, except (i) the 2002

Debentures, (ii) Debt which by its terms is subordinate and junior to, or pari passu with, the 2002 Debentures and (iii) Debt of the Company and its subsidiaries with respect to which recourse for the payment of the principal of and interest on such Debt is limited to the property or assets financed with such Debt.

(l) “person” shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

(m) “Securities Act” means the Securities Act of 1933.

               (n)    “Senior Debt” means all Debt of the Company, including any extensions, renewals, replacements or refinancings thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to the 2002 Debentures.

               (o)     “subsidiary” shall mean, as to the Company, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries, and each other entity listed on Schedule III hereto.

               (p)    “Suretyship Liability” means any agreement, undertaking or other contractual arrangement by which any person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any Debt of any other person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other person.  The amount of any person’s obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability guaranteed thereby.

               (q)    “Total Debt Interest” means the sum of the outstanding interest due as of the date of calculation with respect to the Debt of the Company other than Debt of the Company with respect to which recourse for the payment of the principal of and interest on such Debt is limited to the property or assets financed with such Debt.

ARTICLE IX
EVENTS OF DEFAULT

               SECTION 9.01  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any installment of principal of any of the 2002 Debentures within 5 days of when due; or

(b) The Company shall fail to pay any interest on any of the 2002 Debentures within 5 days of when due; or

(c) The Company shall default in the performance of any covenant contained in Section 5.14 or 5.15; or

               (d)     Any representation or warranty made by the Company in this Agreement or by the Company (or any of its officers) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect when made in any material respect and shall remain incorrect 10 days after written notice thereof to the Company; or

               (e)     The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the 2002 Debentures on its part to be performed or observed and any such failure remains unremedied for 30 business days after written notice thereof shall have been given to the Company by any registered Holder of the 2002 Debentures; or

               (f)     The Company or any Subsidiary shall (i) admit in writing its inability to pay its debts generally as they become due; (ii) commence a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (iii) file an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) be the subject of an order entered for relief in any involuntary case commenced under said Title 11 for at least 60 days; (v) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) receive or have notice of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) make an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

then, and in any such event,

               (i)     the Purchasers may, by notice to the Company, declare the entire unpaid principal amount of the 2002 Debentures, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the 2002 Debentures, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 8.01(f) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, and

               (ii)     the Purchasers may proceed to protect and enforce their rights by suit in equity (including without limitation a suit for rescission), action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or any term of the Charter, or in aid of the exercise of any power granted in this Agreement or in the Charter.

               SECTION 9.02  Annulment of Defaults.  Section 9.01 is subject to the condition that, if at any time after the principal of any of the 2002 Debentures shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the Holders of sixty-six and two-thirds percent (66 2/3%) or more in principal amount of all 2002 Debentures then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

*	*	*

               IN WITNESS WHEREOF, the Company, the Managing Stockholder and each Purchaser has executed this Exchange Agreement as of September     , 2002.

KENNEDY-WILSON, INC.

By:

Name:	Freeman Lyle
Title:	EVP - CFO

MANAGING STOCKHOLDER

WILLIAM J. MCMORROW

CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.

By:	CAHILL, WARNOCK STRATEGIC PARTNERS, L.P., its sole General Partner

By:

	Name:	Donald W. Hughes
	Title:	General Partner

STRATEGIC ASSOCIATES, L.P.

By:		CAHILL, WARNOCK STRATEGIC PARTNERS, L.P., its sole General Partner

By:

Name:		Donald W. Hughes
Title:		General Partner

-Signature Page-
Exchange Agreement

SCHEDULE I

PURCHASERS

Name and Address of Purchasers	1999 Debentures	2002 Debentures	Common Shares

Cahill, Warnock Strategic Partners Fund, L.P. One South Street Suite 2150 Baltimore, Maryland 21202 Attention: Donald Hughes Facsimile: (410) 895-3805	$7,106,000	$2,627,237	709,678
Strategic Associates, L.P. One South Street Suite 2150 Baltimore, Maryland 21202 Attention: Donald Hughes Facsimile: (410) 895-3805	$394,000	$145,573	39,322

SCHEDULE II

DISCLOSURE SCHEDULE

               Section 2.04.  Rights to acquire equity securities:

Name	Right	Amount	Underlying Shares of Common Stock of the Company

FBR Asset Investment Corporation	Warrant	131,096 (subject to adjustment)	131,096 (subject to adjustment)
Colony Investors III, L.P.	Warrant	198,039 (subject to adjustment)	198,039 (subject to adjustment)
Colony Investors III, L.P.	Purchase Rights	An amount sufficient to maintain its pro rata ownership	An amount sufficient to maintain its pro rata ownership

               Section 2.06.  The Loan Agreement dated as of June 13, 2002 among U.S. Bank National Association, as agent, the lenders party thereto and the Company (the “U.S. Bank Agreement”).

               Section 2.07.  The Company is engaged in Litigation in the ordinary course of its operations.  The Company does not believe that such Litigation will have a material adverse affect on its business, financial condition, operations or property.

               Section 2.12.  The Note Purchase Agreement dated as of June 22, 2000 among the Company and the purchasers party thereto relating to the purchase and sale of $15,000,000 of the Company’s 12% Senior Notes due June 22, 2006; the U.S. Bank Agreement, the 1999 Agreement; and the Exchange Agreement.  The Company has entered into loan guarantees with respect to the following properties:

Property	Maximum Amount of Guarantee

15th Street Senior Living Facility	$1,800,000
612 Flower Street	$6,000,000
City Park East/Alamo Downs	$3,259,000
Sundance	$3,030,000
Santiago	$2,500,000
Kohanaiki	$17,500,000

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               Section 2.14.  The Company has entered into loan guarantees with respect to the following properties:

Property	Maximum Amount of Guarantee

15th Street Senior Living Facility	$1,800,000
612 Flower Street	$6,000,000
City Park East/Alamo Downs	$3,259,000
Sundance	$3,030,000
Santiago	$2,500,000
Kohanaiki	$17,500,000

II-2

SCHEDULE III

LIST OF SUBSIDIARIES AND AFFILIATES

Name of Subsidiary		Jurisdiction of Incorporation

1.	Asset One	Japan
2.	Ace Capital, Inc.	Japan
3.	Ace Capital Holding, Inc.	Japan
4.	Cathedral Hill Vistas	California
5.	Colony KW Investment Y.K.	Japan
6.	Colony-KW Partners, L.P.	Delaware
7.	E Property, Inc. (formerly e-KWIC, Inc.)	California
8.	KW Hilltop, Inc.
9.	Hilltop Colony, LLC	California
10.	K.A. Capital K.K.	Japan
11.	Kennedy-Wilson of Austin (Synermark)	Texas
12.	Kennedy-Wilson of Dallas (Fults)	Texas
13.	Kennedy-Wilson Florida Management Inc	Delaware
14.	Kennedy Wilson International	California
15.	Kennedy Wilson International of New York, Inc.	New York
16.	Kennedy Wilson Japan Co. Ltd.	Japan
17.	Kennedy Wilson Japan K.K.	Japan
18.	Kennedy Wilson Minnesota Management Inc.	Delaware
19.	Kennedy-Wilson Nevada Management Inc	Delaware

III-1

Name of Subsidiary		Jurisdiction of Incorporation

20.	Kennedy-Wilson Ohio Management, Inc.	Delaware
21.	Kennedy-Wilson Pennsylvania Management Inc.	Delaware
22.	K-W Portfolio Fund II, LLC	Delaware
23.	Kennedy-Wilson Properties Ltd.	Illinois
24.	Kennedy-Wilson Properties Ltd.	Delaware
25.	Kennedy-Wilson Properties of Colorado Ltd.	Colorado
26.	Kennedy-Wilson Properties of Connecticut Ltd.	Connecticut
27.	Kennedy-Wilson Properties of Delaware, Ltd.	Delaware
28.	Kennedy-Wilson Properties of Georgia Ltd.	Georgia
29.	Kennedy-Wilson Properties of Michigan Ltd.	Michigan
30.	Kennedy-Wilson Properties of Missouri Ltd.	Missouri
31.	Kennedy-Wilson Properties of New New Mexico, Ltd.	New Mexico
32.	Kennedy-Wilson Properties of New York Ltd.	New York
33.	Kennedy-Wilson Properties of Tennessee Ltd., Corp.	Tennessee
34.	Kennedy-Wilson Properties Northwest, Ltd.	Washington
35.	Kennedy-Wilson Tech, Ltd.	California
36.	Kennedy-Wilson Virginia Management Inc.	Delaware
37.	Kennedy-Wilson Wisconsin Management, Inc.	Delaware
38.	5900 Sepulveda Property Group, Inc.
39.	KW 7080 Hollywood Group, Inc.
40.	KW 1055 Wilshire Group, Inc.

III-2

Name of Subsidiary		Jurisdiction of Incorporation

41.	KW 6380 Wilshire Group, Inc.
42.	Kennedy-Wilson Properties of Alaska, Ltd.	Alaska
43.	KW Courtyard Homes Group, Inc.	California
44.	KW Courtyard Homes, LLC	California
45.	KWC Limited Partner, Inc. (form. KW Del Mar)	California
46.	K-W Hilltop, Inc.	California
47.	KW Kohanaiki Group, Inc.	California
48.	KW Kohanaiki LLC	California
49.	KW Paseo Group, Inc.	California
50.	KW Paseo Heights, Inc.	California
51.	KW Paseo Heights, LLC	California
San Pedro Investment, Inc. (formerly KW Portfolio Group II, Inc.)		Delaware
52.	KW Portfolio Group I, Inc.	Delaware
53.	K-W Properties	California
54.	K-W Puako Group, Inc.	California
55.	KW Puako LLC	California
56.	KWC General Partner Inc. (form. KW Reno Equity)	California
57.	K-W Santiago Inc.	California
58.	SFR Properties, LLC	California
59.	KW SFR Properties Inc.	California
60.	KW Valencia Group, Inc.	California

III-3

Name of Subsidiary		Jurisdiction of Incorporation

61.	KW-A, LLC	California
62.	KWP Financial I	California
63.	KWP Financial IV	California
64.	KWP Financial V	California
65.	Monarch Investors, Inc.	California
66.	Pacific Servicing of Japan, Ltd.	Japan
67.	Pacten Valencia Associates, LLC	Delaware
68.	Plaza Centre Group, Inc.	California
69.	Ski Monarch, LLC	California
70.	Colony Park 104, Corp.	California
71.	C.P. 104 LLC
72.	VDE Corona Group Inc.	California
73.	K-W Vista Del Valle, LLC	California
74.	Westborough Court Group, Inc.	California
75.	WP Financial VI (formerly Falcon Crest)	California
76.	Financial VII	California
77.	KWP Financial	California
78.	Kennedy-Wilson Springdale, Ltd.	California
79.	KW Mill Place, Inc.	Texas
80.	Mill Place Associates, LP	Texas
81.	KW Tulsa I General Partner, Inc.	Texas

III-4

Name of Subsidiary		Jurisdiction of Incorporation

82.	KW Tulsa I Limited Partner, LP	Texas
83.	Techsource Services, Inc.	Illinois
84.	Kennedy-Wilson Property Equity, Inc.	Delaware
85.	Kennedy-Wilson Property Services, Inc.	Delaware
86.	KWI Property Fund I, LP.	Delaware
87.	Kennedy-Wilson Property Special Equity, Inc.	Delaware
88.	Kennedy-Wilson Austin, Inc.	Texas
89.	KW Austin Development I, Inc.	Texas
90.	K-W Austin I, LP	California
91.	KW Austin, I, Inc.	Delaware
92.	FKW La Frontera, Ltd	Texas LP
93.	KW 15th Street, Inc.	Calif.
94.	KWI Parkside Medical, LP	Delaware
95.	KWI Parkside General Partner, LLC	Delaware
96.	K-W Techridge General Partner, Inc.	Texas
97.	8938 Tobias LLC	California
98.	8938 Tobias Corp.	California
99.	9010 Tobias Corp.	California
100.	9010 Tobias LLC	California
101.	K-W Austin CC, Inc.	Texas
102.	K-W Austin CC, LP	Texas

III-5

Name of Subsidiary		Jurisdiction of Incorporation

103.	KWA Alamo Downs/City Park East P, Inc.	Texas
104.	KWA AD/CPE I General Partner, Inc.	Texas
105.	KWA AD/CPE II General Partner, Inc.	Texas
106.	KWA AD/CPE II, Limited Partner	California
107.	20909 Parthenia LLC	California
108.	20909 Parthenia Corp	California
109.	Parthenia Court	California
110.	20909 Parthenia Court, LLC	California
111.	KW 1901 Corp.	California
112.	1901 LLC	Delaware
113.	612 Partners, LLC	California
114.	KWI 1304 Fifteenth Street G.P., LLC	Delaware
115.	KWI 1304 Fifteenth Street, LP	Delaware
116.	Ocean Park 43, Corp.	California
117.	KWP Financial VIII, LLC	California
118.	KWP Services, LLC	Delaware
119.	Kennedy-Wilson Advisers, Inc.	Delaware
120.	ABTR, LLC,	Delaware
121.	Santa Ana Park Place Corp.	California
122.	Santa Ana Park Place LLC	California
123.	Nantucket 187 Corp.	California
124.	Nantucket 187 LLC	California

III-6

Name of Subsidiary		Jurisdiction of Incorporation

125.	Santa Monica Assisted Living LASX I, LP	California
126.	KWP Financial IX, Inc.	California
127.	KWP Financial IX, LLC	California
128.	KWP Sunset LLC	California
129.	Vista Santa Fe Villas, LLC	Delaware
130.	KW Vista Santa Fe Corp.	California
131.	Vista Santa Fe Villas Member LLC	Delaware
132.	KW Hawaii, Inc.	California
133.	612 Leasing Company, LLC	California
134.	CKW bishop Square, LP

III-7

EXHIBIT A

FORM OF
DEBENTURE

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE LAWS OF ANY STATE OF OTHER JURISDICTION.  THIS DEBENTURE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

KENNEDY-WILSON, INC.

SUBORDINATED NOTE DUE 2006

$___________	[ ], 2002

               For value received, Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), hereby promises to pay to _______________________ or its assigns who are registered as the holder hereof on the Security Register maintained by the Company (hereinafter referred to as the “Holder”), on or before April 15, 2006, the principal sum of __________ Dollars ($_______) or such part thereof as then remains unpaid, to pay interest from the date hereof on the whole amount of said principal sum remaining from time to time unpaid at the rate of six percent (6%) per annum, such interest to be payable monthly in arrears on the last business day of each month, the first such payment to be due and payable on [_________], 2002, until the whole amount of the principal hereof remaining unpaid shall become due and payable, and to pay interest at the rate of eight percent (8%) (so far as the same may be legally enforceable) on all overdue principal and interest.  Principal, premium, if any, and interest shall be payable in lawful money of the United States of America, by check to the Holder at the address of the Holder set forth in the Security Register.  Interest shall be computed on the basis of a 360-day year and a 30-day month.  The rate at which interest is required to be paid may also change under certain circumstances as described in the Agreement (defined below).

               This Note is issued pursuant to and is entitled to the benefits of a certain Exchange Agreement, dated as of [_________], 2002 among the Company and the Purchasers named therein (as the same may be amended from time to time, hereinafter referred to as the “Agreement”), and each Holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of the Agreement, including, without limitation, that (i) the principal of and interest on this Note is subordinated to Senior Debt, as defined in the Agreement and (ii) in case of certain Events of Default defined in the Agreement, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreement.

               As further provided in the Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been

A-1

paid on the surrender Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to, and registered in the name of, ‘the transferee or transferees.  The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

               In case any payment herein provided for shall not be paid when due, the Company promises to pay all cost of collection, including all reasonable attorney’s fees.

               This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws provisions or rules.

               The Company and all endorsers and guarantors of this Note herein waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

KENNEDY-WILSON, INC.

By:

Name:
Title:

Attest:

By:

Name:
Title:

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